                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            MELLON BANK CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

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[LOGO OF MELLON BANK CORP]

MELLON BANK CORPORATION          Mellon Bank Corporation
                                 One Mellon Bank Center
                                 Pittsburgh, PA 15258-0001

                                 March 4, 1997


Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Mellon Bank Corporation in Pittsburgh on Tuesday, April 15, 1997, at 10:00 A.M. Further information about the meeting and the matters to be considered is contained in the formal Notice of Annual Meeting and Proxy Statement on the following pages.

It is important that your shares be represented at this meeting. Whether or not you plan to attend, we hope that you will sign, date and return your Proxy promptly in the enclosed envelope. Completing and returning the enclosed Proxy will not limit your right to vote in person or to attend the meeting.

Sincerely,

/s/ Frank V. Cahouet

Frank V. Cahouet
Chairman, President and Chief Executive Officer

--------------------------------------------------------------------------------
[LOGO OF MELLON BANK CORP]

MELLON BANK CORPORATION

One Mellon Bank Center
Pittsburgh, Pennsylvania 15258-0001

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Mellon Bank Corporation (the "Corporation") will be held on the 10th Floor of the Union Trust Building, 501 Grant Street, Pittsburgh, Pennsylvania, on Tuesday, April 15, 1997, at 10:00 A.M., for the purpose of considering and acting upon the following:

1. the election of directors;

2. a proposal to amend the Corporation's Restated Articles of Incorporation to increase the authorized number of shares of Common Stock;

3. the ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants of the Corporation for the year 1997; and

4. such other matters as may properly come before the meeting.

The Board of Directors has fixed the close of business on Friday, February 14, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

Enclosed are a Proxy Statement, a form of Proxy, an addressed return envelope and the Corporation's 1996 Annual Report. All shareholders, whether or not they expect to be present at the meeting, are requested to sign and date the Proxy and to return it in the addressed envelope promptly. Shareholders who plan to attend the meeting in person are also requested to complete and return the reservation form which appears at the end of the Proxy Statement. Shareholders who attend the meeting may, if they wish, vote in person even though they have previously submitted a Proxy.

By Order of the Board of Directors

/s/ Carl Krasik

Carl Krasik
Secretary

March 4, 1997

--------------------------------------------------------------------------------
[LOGO OF MELLON BANK CORP]

MELLON BANK CORPORATION

One Mellon Bank Center
Pittsburgh, Pennsylvania 15258-0001
PROXY STATEMENT


March 4, 1997

The accompanying Proxy is solicited by the Board of Directors of Mellon Bank Corporation (the "Corporation") for use at the Annual Meeting of Shareholders of the Corporation scheduled to be held on Tuesday, April 15, 1997. Proxies are being solicited from holders of the Corporation's common stock, par value $0.50 per share (the "Common Stock"). If the Proxy is properly executed and returned, the shares represented thereby will be voted and, where specification is made by the shareholder as provided therein, will be voted in accordance with such specification, subject to limitations applicable to certain shares of Common Stock, as described below. The Proxy may, nevertheless, be revoked by written notice to the Secretary of the Corporation at any time prior to the voting thereof. In addition, shareholders who attend the annual meeting may, if they wish, vote in person even though they have submitted a Proxy, in which event, their Proxy will be deemed to have been revoked.

Subject to the limitations described below, unless a Proxy is revoked or contains other instructions, the shares represented thereby will be voted at the meeting FOR the election as directors of the nominees of the Board of Directors set forth below (Proxy Item 1), FOR the proposal to amend the Corporation's Restated Articles of Incorporation to increase the authorized number of shares of Common Stock (Proxy Item 2) and FOR ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants of the Corporation for the year 1997 (Proxy Item 3). However, if a broker or nominee limits on the proxy card the number of shares voted on a proposal or indicates that the shares represented by a proxy card are not voted on the proposal, such "non-votes" will not be voted on the proposal and will not be counted in determining the number of affirmative votes required for approval. The Proxy also provides that the persons authorized thereunder may, in the absence of instructions to the contrary, vote or act in accordance with their judgment on any other matter properly presented for action at the meeting.

At the annual meeting, holders of Common Stock will be entitled to one vote for each share held and will not be entitled to cumulative voting. Pursuant to the terms of the agreement under which the Corporation's Series D Junior Preferred Stock, par value $1.00 per share (the "Series D Stock"), was issued and subsequently converted into Common Stock, those shares of Common Stock held by Warburg, Pincus Capital Company, L.P. will be voted FOR the election of the nominees named below and will be voted as directed by the holder on all other matters; provided, however, that such shares will be voted on such other matters in a manner that is no less favorable to the position recommended by the Board of Directors than the allocation of the votes cast by all other shareholders of the Corporation voting on such other matters.

The close of business on Friday, February 14, 1997, has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournment thereof. As of that date, the Corporation had outstanding 129,187,314 shares of Common Stock. Proxies, ballots and voting tabulations that identify individual holders of Common Stock will be held in confidence by the Corporation's transfer agent. The vote of any holder of Common Stock will not be disclosed except as may be necessary to meet legal requirements, in the case of a contested proxy solicitation or as may be requested by the particular shareholder. The distribution of these proxy materials, consisting of the Notice of Annual Meeting, the Proxy Statement and the form of Proxy, together with the Corporation's 1996 Annual Report, is expected to commence on or about March 4, 1997.

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ELECTION OF DIRECTORS (PROXY ITEM 1)

The By-Laws of the Corporation provide that the directors of the Corporation shall be classified into three classes, as nearly equal in number as possible, with such classes of directors serving staggered, three-year terms of office. Accordingly, at each annual meeting of shareholders, a class consisting of approximately one-third of the Corporation's directors is elected to hold office for a term expiring at the annual meeting of shareholders to be held in the third year following the year of their election and until their successors have been duly elected and qualified. The By-Laws further provide that the Corporation's Board of Directors shall consist of such number of directors as shall be fixed from time to time by a majority vote of the full Board of Directors. The Board of Directors has fixed the number of directors at 20, and at this year's annual meeting of shareholders seven directors will be elected to the class of directors whose terms end in 2000. Burton C. Borgelt, Carol R. Brown, Frank V. Cahouet, C. Frederick Fetterolf, George W. Johnstone, Andrew W. Mathieson and Seward Prosser Mellon, all of whom are presently serving as directors of the Corporation, have been nominated for election at this year's annual meeting to the term ending in 2000.

Any vacancies in the Board of Directors resulting from death, retirement, resignation, disqualification, removal from office or other cause, as well as any vacancy resulting from an increase in the number of directors that occurs between annual meetings of shareholders, will be filled by a majority vote of the remaining directors then in office. Directors so chosen to fill vacancies will hold office until the expiration of the term of the class to which they have been elected.

It is intended that the shares of Common Stock represented by the enclosed Proxy will be voted FOR the election of the nominees named below, unless such authority to vote for one or more of the nominees is withheld. Pursuant to the terms of the agreements mentioned above, Proxies submitted representing shares of Common Stock received by Warburg, Pincus Capital Company, L.P. upon conversion of its Series D Stock will be voted FOR the election of the nominees named below. In the event that one or more of the nominees is unable or unwilling to serve as a director, the persons named in the Proxy will vote for the election of such substitute nominee, if any, as shall be named by the Nominating Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, as each of the nominees has expressed a willingness to serve if elected.

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BIOGRAPHICAL SUMMARIES OF NOMINEES AND CONTINUING DIRECTORS

Certain information regarding the nominees for election at this year's annual meeting, as well as information regarding the continuing directors whose terms expire in 1998 and 1999, is set forth below. Each of the nominees other than Mr. Johnstone was previously elected by the shareholders at the Corporation's 1994 annual meeting of shareholders. Mr. Johnstone was elected by the Board of Directors in 1996.

                    NOMINEES FOR DIRECTOR--TERM EXPIRES 2000


               Burton C. Borgelt      Director Since 1991   Age 64

[Picture]      Retired (1996) Chairman and Chief Executive
               Officer, Dentsply International, Inc.
               (manufacturer of artificial teeth and
               consumable dental products). Mr. Borgelt is also a director of Dentsply International, Inc. and DeVlieg-Bullard, Inc. He serves on the Corporation's Trust and Investment
               Committee and Community Responsibility
               Committee.

               Carol R. Brown         Director Since 1992   Age 63

[Picture]      President, The Pittsburgh Cultural Trust
               (cultural and economic growth organization).
               Mrs. Brown serves on the Corporation's Audit
               Committee and Community Responsibility
               Committee.

               Frank V. Cahouet       Director Since 1987   Age 64

[Picture]      Chairman, President and Chief Executive
               Officer of the Corporation and of Mellon Bank, N.A. ("Mellon Bank"). Mr. Cahouet is also a director of Avery Dennison Corporation, Saint-
               Gobain Corporation and Allegheny Teledyne
               Incorporated. He serves as Chairman of the Corporation's Executive Committee.

               C. Frederick Fetterolf Director Since 1984   Age 68

[Picture]      Retired President and Chief Operating Officer,
               Aluminum Company of America (aluminum and chemicals). Mr. Fetterolf is also a director of Allegheny Teledyne Incorporated,
               Commonwealth Aluminum Company, Dentsply
               International, Inc., Praxair, Quaker State
               Corporation and Union Carbide Corporation. He serves on the Corporation's Executive
               Committee, Audit Committee (Chairman), Trust and Investment Committee and Community
               Responsibility Committee (Vice Chairman).

               George W. Johnstone    Director Since 1996   Age 58

[Picture]      President, Chief Executive Officer and
               director, American Water Works Company, Inc.
               (water services company).

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               Andrew W. Mathieson    Director Since 1981   Age 68

[Picture]      Executive Vice President, Richard K. Mellon
               and Sons (investments) and Vice Chairman,
               Richard King Mellon Foundation (philanthropy).
               Mr. Mathieson is also a director of General Re
               Corporation. He serves on the Corporation's
               Executive Committee, Nominating Committee
               (Vice Chairman) and Human Resources Committee
               (Chairman).

               Seward Prosser Mellon  Director Since 1972   Age 54

[Picture]      President and Chief Executive Officer, Richard
               K. Mellon and Sons (investments) and Richard
               King Mellon Foundation (philanthropy).

                    CONTINUING DIRECTORS--TERM EXPIRES 1998

               Ira J. Gumberg         Director Since 1989   Age 43

[Picture]      President, Chief Executive Officer and
               director, J.J. Gumberg Co. (real estate
               management and development). Mr. Gumberg is also a director of Fabri-Centers of America.
               He serves on the Corporation's Executive
               Committee, Audit Committee and Trust and
               Investment Committee (Chairman).

               Edward J. McAniff      Director Since 1994   Age 62

[Picture]      Partner, O'Melveny & Myers (full service law
               firm). Mr. McAniff serves on the Corporation's
               Community Responsibility Committee and Trust and Investment Committee.

               David S. Shapira       Director Since 1986   Age 55

[Picture]      Chairman, Chief Executive Officer and
               director, Giant Eagle, Inc. (retail grocery store chain). Mr. Shapira is also a director of Action Industries, Inc. and Equitable
               Resources, Inc. He serves on the Corporation's
               Executive Committee, Audit Committee (Vice
               Chairman), Trust and Investment Committee and
               Technology Committee.

[Picture]      W. Keith Smith         Director Since 1987   Age 62

               Vice Chairman of the Corporation and Mellon
               Bank. Mr. Smith is also a director of Dentsply
               International, Inc. He serves on the
               Corporation's Executive Committee.

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               Joab L. Thomas         Director Since 1993   Age 64

[Picture]      President Emeritus (1995), The Pennsylvania
               State University (major public research
               university). Dr. Thomas is also a director of Blount, Inc. and Lukens, Inc. He serves on the
               Corporation's Human Resources Committee and
               Technology Committee.

               William J. Young       Director Since 1964*  Age 68

[Picture]      Retired President, Portland Cement Association
               (trade association for the Portland Cement
               Industry). He serves on the Corporation's
               Human Resources Committee, Trust and
               Investment Committee (Vice Chairman) and
               Community Responsibility Committee.

                    CONTINUING DIRECTORS--TERM EXPIRES 1999

               Dwight L. Allison, Jr. Director Since 1996** Age 67

[Picture]      Retired Chairman, President and Chief
               Executive Officer, The Boston Company. Mr.
               Allison is also a director of Avery Dennison
               Corporation.

               J. W. Connolly         Director Since 1989   Age 63

[Picture]      Retired (1993) Senior Vice President, H. J.
               Heinz Company (food manufacturer). Mr.
               Connolly is also a director of Consolidated
               Natural Gas Company. He serves on the
               Corporation's Executive Committee, Audit
               Committee and Human Resources Committee (Vice
               Chairman).

               Charles A. Corry       Director Since 1991   Age 65

[Picture]      Retired (1995) Chairman and Chief Executive
               Officer, USX Corporation (energy and steel).
               Mr. Corry is also a director of USX
               Corporation and GenCorp. He serves on the Corporation's Executive Committee, Audit
               Committee, Nominating Committee (Chairman) and
               Human Resources Committee.

 * Served as a director of The Girard Company from the date indicated until its merger with the Corporation in 1983.

** Has served as a director of The Boston Company since 1972.

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               Pemberton Hutchinson   Director Since 1989   Age 65


[Picture]      Retired (1993) Chief Executive Officer,
               Westmoreland Coal Company (coal mining
               company). Mr. Hutchinson is also a director of Westmoreland Coal Company, The Pep Boys--
               Manny, Moe and Jack and Teleflex Incorporated.
               He serves on the Corporation's Nominating
               Committee, Trust and Investment Committee and
               Community Responsibility Committee.

               Rotan E. Lee, Esquire  Director Since 1993   Age 47


[Picture]      Partner, Sherr, Joffe & Zuckerman, P.C. (full
               service law firm). From 1994 to 1996, Mr. Lee served as Chief Operating Officer of RMS
               Technologies, Inc. (information technology).
               Prior to 1994, he was a partner with Fox, Rothschild, O'Brien & Frankel (full service law firm). Mr. Lee serves on the Corporation's
               Trust and Investment Committee and Community
               Responsibility Committee.

               Robert Mehrabian       Director Since 1994   Age 55


[Picture]      President, Carnegie Mellon University (private
               co-educational research institution). Dr.
               Mehrabian is also a director of Allegheny
               Teledyne Incorporated, DQE, Duquesne Light
               Company and PPG Industries, Inc. He serves on the Corporation's Executive Committee, Audit
               Committee and Technology Committee (Chairman).

               Wesley W. von Schack   Director Since 1989   Age 52


[Picture]      Chairman, President, Chief Executive Officer
               and director, New York State Electric and Gas
               Corporation (energy services company). Prior to 1996, Mr. von Schack served as Chairman, President and Chief Executive Officer of DQE
               (energy services company). Mr. von Schack is also a director of RMI Titanium Company. He serves on the Corporation's Executive
               Committee, Nominating Committee, Human
               Resources Committee, Technology Committee and
               Community Responsibility Committee (Chairman).

ACTION BY SHAREHOLDERS

The seven nominees receiving the highest number of votes cast at the annual meeting by all holders of shares of Common Stock will be elected as directors for terms expiring in 2000. A vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining the presence of a quorum.

WITH RESPECT TO THE ELECTION OF DIRECTORS (PROXY ITEM 1), THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES.

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THE BOARD AND ITS COMMITTEES; DIRECTORS' COMPENSATION

The Board of Directors held 12 regular meetings during 1996. Each incumbent director attended at least 75 percent of the aggregate number of meetings of the Board and of the committees of which he or she was a member during the period served in 1996. With the exception of the Executive Committee, all committees of the Board of Directors are composed of directors who are not officers of the Corporation.

The committees of the Board of Directors and a general description of their respective duties follow:

EXECUTIVE COMMITTEE

The Executive Committee has the power and authority of the Board of Directors to manage the affairs of the Corporation between meetings of the Board of Directors. The Committee also regularly reviews significant corporate matters and recommends action as appropriate to the Board. The Executive Committee met 14 times during 1996.

AUDIT COMMITTEE

The Audit Committee oversees the credit policies, accounting practices, auditing policies, controls and other material financial matters of the Corporation and its subsidiaries. The Committee meets monthly with the head of the Auditing Department of the Corporation and with representatives of the Corporation's independent public accountants at least quarterly, with and without representatives of management present, to review accounting, auditing and financial reporting matters, including the review of audit plans. Appointment of the independent public accountants is made by the Board of Directors upon the recommendation of the Audit Committee and is ratified by the shareholders. The Audit Committee met 11 times during 1996.

NOMINATING COMMITTEE

The Nominating Committee considers and recommends to the Board of Directors of the Corporation and to the Boards of Directors of its various significant subsidiaries such as Mellon Bank, Mellon Bank (DE) National Association, Mellon Bank (MD), Boston Safe Deposit and Trust Company, Mellon Bank, F.S.B. (together referred to as the "Banks"), The Boston Company and The Dreyfus Corporation, candidates for nomination for election as directors of those respective entities.

The Committee also considers nominees recommended by shareholders for election as directors of the Corporation. To make such a recommendation, a shareholder should submit in writing the name, address and qualifications of the proposed nominee to the Secretary of the Corporation, One Mellon Bank Center, Room 1820, Pittsburgh, Pennsylvania 15258-0001. In addition, the By-Laws of the Corporation set forth specific procedures that, if followed, enable any shareholder entitled to vote in the election of directors to make nominations directly at a meeting of shareholders. The procedures set forth in the By-Laws include a requirement for written notice to the Corporation at least 90 days prior to the anniversary date of the previous year's annual meeting of shareholders.

The Committee also reviews and recommends to the Board of Directors of the Corporation and the Boards of Directors of its various significant subsidiaries policies relating to practices and responsibilities of the Boards of Directors and their various committees and the components of the directors' compensation. The Nominating Committee met two times during 1996.

HUMAN RESOURCES COMMITTEE

The Human Resources Committee establishes the compensation and benefits of the Chairman and Chief Executive Officer and reviews the performance of such senior officers of the Corporation and its subsidiaries as the Committee designates. The Committee also generally advises and assists management in implementing programs designed to assure the selection and development of key personnel and receives and reviews reports on other significant matters and actions taken in connection with the operation and administration of the Corporation's employee benefits plans. The Committee administers the Corporation's Profit Bonus Plan, Long-Term Profit Incentive Plan (1996) and Phantom Stock Unit Plan (1995), including the making of awards thereunder. The Committee met eight times during 1996.

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TRUST AND INVESTMENT COMMITTEE

The Trust and Investment Committee has general oversight of the trust and investment activities of the Corporation's subsidiaries. It ensures that assets held in a fiduciary capacity are being administered in accordance with applicable law and regulations. It also acts as a channel independent of management through which auditing and bank examination reports regarding trust and investment activities are presented to the Banks' Boards of Directors. The Committee is also responsible for overseeing the administration of fiduciary responsibilities for the non-bank subsidiaries of the Corporation and has general oversight responsibilities for the trust departments of the Banks. The Committee met eight times during 1996.

COMMUNITY RESPONSIBILITY COMMITTEE

The Community Responsibility Committee has general oversight responsibility for, and may take such action as the Committee deems necessary or desirable in connection with, the Corporation's policy concerning overall compliance with the Community Reinvestment Act ("CRA") and Fair Lending laws. In addition to these oversight responsibilities, the Committee also has specific responsibilities for reviewing the Corporation's overall policy and goals concerning CRA and Fair Lending activities, monitoring each Bank's compliance and reviewing the report of the Corporation's contributions program. The Committee also reviews the examination reports of the Corporation and the Banks by regulatory authorities concerning CRA and Fair Lending compliance and renders a report to the Board with respect thereto. The Committee met four times during 1996.

TECHNOLOGY COMMITTEE

The Technology Committee has general oversight responsibility for, and may take such action as the Committee deems necessary or desirable in connection with, the overall role of technology and its use throughout the Corporation. It advises and assists management in the formulation and implementation of operating and strategic plans designed to take full advantage of existing and emerging technology. It also monitors the performance of technology throughout the Corporation. The Committee met six times during 1996.

DIRECTORS' COMPENSATION

Each director of the Corporation who does not receive a salary from the Corporation or one of its subsidiaries currently receives a monthly retainer of $2,083 and, in addition, a per meeting fee of $900 for each meeting at which such director renders services to the Corporation, including meetings of shareholders, the Board of Directors or any committee of the Board of Directors on which such director serves, and separate meetings (if any) with senior management of the Corporation at which services are rendered. In addition, each director who serves as a Committee chairman receives a quarterly retainer ranging from $500 to $625, according to the Committee on which he serves. Effective in April 1997, the monthly retainer for directors will be increased to $2,292, the per meeting fee will be increased to $1,000 and the quarterly retainer for Committee chairmen will range from $750 to $875. The retainers were last increased in 1992, and the per meeting fee was last increased in 1994. The directors also serve as the Board of Directors of Mellon Bank and are paid a per meeting fee of $700 for attending any meeting of such Board on a day when the Corporation's Board of Directors does not meet. Non-employee directors may defer all or a portion of their fees pursuant to the terms of the Corporation's 1990 Elective Deferred Compensation Plan for Directors and Members of the Advisory Board, which pays interest at a rate based on the 120 month moving average rates on 10-year Treasury Notes, plus a premium based on service which is credited upon termination of service.

In addition, non-employee directors receive stock option grants under the Corporation's Stock Option Plan for Outside Directors (1989) (the "Directors Option Plan"), a formula plan under which options to purchase Common Stock are granted each year on the third business day following the Corporation's annual meeting of shareholders. Currently, the number of shares of Common Stock covered by each grant is equal to 8.1% of the dollar value of the annual retainer for the service year in which the grant is made. Directors (if any) elected during the service year at a time other than the annual meeting of shareholders receive an option grant covering a prorated number of shares but with all other terms identical to those options granted on the regular grant date. All options have a

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term of 10 years, are not exercisable until one year from the regular grant date (at which time they become fully exercisable), and have an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the regular grant date. Options that have not become exercisable are forfeited as of the date the optionee ceases to serve as a director for any reason other than the director's death, disability or completion of term of service. Options that have become exercisable remain exercisable throughout their 10-year term, regardless of whether the optionee is a director at the time of exercise. In April 1996, each of the directors, except Messrs. Allison, Cahouet, Johnstone and Smith, was granted an option covering 2,025 shares of Common Stock at an exercise price of $54.25 per share. Upon their election to the Board of Directors in June and December, respectively, Messrs. Allison and Johnstone were granted options covering 1,712 and 677 shares, respectively, representing a pro rata share of a full year's award.

Directors also participate in the Directors' Retirement Plan which is intended to assure that compensation arrangements for directors of the Corporation are adequate to attract and retain highly qualified individuals. Under the Directors' Retirement Plan an eligible director will receive monthly benefits equal to the monthly retainer in effect at his or her time of retirement from the Board for a period equal to his or her total months of service on the Board but no longer than 120 months. Only directors who are not officers of the Corporation are eligible to receive this benefit, and a director must serve on the Board for at least five years before this benefit vests. As a result of informal life insurance funding, the program is not expected to result in any material cost to the Corporation.

As part of its overall program to promote charitable giving, the Corporation has also established a Directors' Charitable Giving Program to be informally funded by Corporation-owned life insurance policies on the directors. Under the program, upon the death of a director, the Corporation will donate up to an aggregate of $250,000 to one or more qualifying charitable organizations designated by the director. The donations are paid by the Corporation over a 10-year period following the director's death. A director must have served on the Board for three years to be eligible to participate in the Charitable Giving Program. As a result of the informal life insurance funding, the program is not expected to result in any material cost to the Corporation.

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ADVISORY BOARD

The Corporation also enjoys the services of the Advisory Board, whose current members are profiled below. The Advisory Board provides to the Board and management of the Corporation, as requested, general policy advice and assistance on various business matters. Any person who has been a member of the Corporation's Board of Directors or who otherwise demonstrates the abilities required on the Advisory Board, and who has not yet attained the age of 72, is eligible for annual election by the Board of Directors to the Advisory Board. Members of the Advisory Board have demonstrated the experience, ability and willingness to be able to provide valuable advice and assistance to the Corporation. They are regularly invited to participate in meetings and other activities of the Board of Directors but are not entitled to vote or take part in any formal action by the Board. Policies of the Board of Directors provide that persons who have attained age 70 are not eligible for election or reelection to the Board of Directors.

               Howard O. Beaver, Jr.                   Advisory Board Since 1990

[Picture]      Retired Chairman and Chief Executive Officer,
               Carpenter Technology Corporation (wrought specialty steel producer). Mr. Beaver served on the Corporation's Board of Directors from 1983 through 1990. Mr. Beaver served as a director of The Girard Company from 1971 until its merger with the Corporation in 1983.

               H. Bryce Jordan                         Advisory Board Since 1993

[Picture]      President Emeritus, The Pennsylvania State
               University. Dr. Jordan served on the
               Corporation's Board of Directors from 1984 through 1993.

               John C. Marous                          Advisory Board Since 1994

[Picture]      Retired Chairman and Chief Executive Officer,
               Westinghouse Electric Corporation (electronic products and services). Mr. Marous served on the Corporation's Board of Directors from 1987 through 1994.

               Masaaki Morita                          Advisory Board Since 1992

[Picture]      Chairman, Sony USA Foundation. Mr. Morita
               served on the Corporation's Board of Directors from 1991 through 1992.

--------------------------------------------------------------------------------
               Nathan W. Pearson                       Advisory Board Since 1991

[Picture]      Financial Advisor, Paul Mellon Family
               Interests. Mr. Pearson served on the
               Corporation's Board of Directors from 1972 through 1991. Mr. Pearson also served as Chairman of the Board of Directors in 1987.

               H. Robert Sharbaugh                     Advisory Board Since 1995

[Picture]      Retired Chairman, Sun Company, Inc. (energy
               services). Mr. Sharbaugh served on the
               Corporation's Board of Directors from 1983 through 1995. Mr. Sharbaugh served as a director of The Girard Company from 1972 until its merger with the Corporation in 1983.

               Richard M. Smith                        Advisory Board Since 1994

[Picture]      Retired Vice Chairman, Bethlehem Steel
               Corporation (integrated steel producer). Mr.
               Smith served on the Corporation's Board of Directors from 1983 through 1994. Mr. Smith served as a director of The Girard Company from 1974 until its merger with the Corporation in 1983.

--------------------------------------------------------------------------------
BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors, executive officers and principal shareholders of the Corporation and their associates were customers of and had transactions with one or more of the Banks or other subsidiaries of the Corporation in the ordinary course of business during 1996. Similar transactions may be expected to take place in the future. Loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility, nor did they present other unfavorable features. The Banks, in the ordinary course of business, also engage in purchases and sales of government and municipal securities and in other money market transactions with certain directors, executive officers and principal shareholders of the Corporation and their associates. In addition, the Banks act as fiduciaries under various employee benefit plans of certain customers, the officers of which are directors of the Corporation and of Mellon Bank.

During 1996, the purchase of goods and services, or the lease of property, by the Corporation, the Banks or other subsidiaries of the Corporation in the ordinary course of business included transactions with various director-related companies and with principal shareholders of the Corporation. The amounts involved in these transactions were in no case material in relation to the business of the Corporation, any of the Banks or any of the other subsidiaries of the Corporation. It is also believed that the amounts involved in such transactions, as well as the transactions themselves, were not material in relation to the business of any such director-related company or principal shareholder and that no director had a material interest in any such transaction. The law firm of O'Melveny & Myers performed legal services for the Corporation during 1996. Edward J. McAniff, a director of the Corporation, is a partner of O'Melveny & Myers. The amounts paid by the Corporation to O'Melveny & Myers were not material to the Corporation or, it is believed, to O'Melveny & Myers.

CERTAIN LEGAL PROCEEDINGS

On August 17, 1992, Phar-Mor, Inc. and a number of its related entities filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Northern District of Ohio (the "Chapter 11 filing"). At the time of the Chapter 11 filing, David S. Shapira, a director of the Corporation, was the Chief Executive Officer and a shareholder of Phar-Mor. On August 29, 1995, the plan of reorganization was confirmed and on September 11, 1995 the plan was consummated and Phar-Mor emerged from bankruptcy proceedings.

Westmoreland Coal Company ("Westmoreland") filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on November 8, 1994. On December 22, 1994, the plan of reorganization was confirmed. Pemberton Hutchinson, a director of the Corporation, served as an executive officer of Westmoreland until his retirement as Chief Executive Officer in June of 1993.

--------------------------------------------------------------------------------
BENEFICIAL OWNERSHIP OF STOCK

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table sets forth, as of February 14, 1997, the amount of the Corporation's stock beneficially owned by each incumbent director, each nominee and each executive officer named in the Summary Compensation Table appearing on page 16 and by all incumbent directors, nominees and executive officers of the Corporation as a group. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with their spouse.

                                                          Common Stock Owned
Name                                                   Beneficially (1) (2) (3)
-------------------------------------------------------------------------------
Dwight L. Allison, Jr.................................            4,250
Burton C. Borgelt.....................................           15,905
Carol R. Brown........................................            7,403
Frank V. Cahouet......................................        1,046,118(4)
Christopher M. Condron................................           54,981(5)
J.W. Connolly.........................................           19,713
Charles A. Corry......................................           13,962(6)
Steven G. Elliott.....................................          119,448
C. Frederick Fetterolf................................           19,037(7)
Ira J. Gumberg........................................           57,131
Pemberton Hutchinson..................................            5,750
George W. Johnstone...................................              100
Rotan E. Lee..........................................            5,066
Andrew W. Mathieson...................................           28,164(8)
Edward J. McAniff.....................................            4,935
Martin G. McGuinn.....................................          139,605(9)
Robert Mehrabian......................................            6,156
Seward Prosser Mellon.................................          115,511
Keith P. Russell......................................           40,577
David S. Shapira......................................           19,392
W. Keith Smith........................................          225,832(10)
Joab L. Thomas........................................           11,632
Wesley W. von Schack..................................           26,181(11)
William J. Young......................................           20,742
Directors, Nominees and Executive Officers as a group
(28 persons)..........................................        2,171,362

------
(1) On February 14, 1997, none of the individuals named in the above table, beneficially owned more than 1% of the Corporation's outstanding shares of Common Stock. On that date, all the directors, nominees and executive officers as a group owned beneficially approximately 1.7% of the Corporation's outstanding Common Stock.

(2) The amounts shown include the following amounts of Common Stock which the indicated individuals and group have the right to acquire within 60 days of February 14, 1997, through the exercise of stock options granted pursuant to the Corporation's stock option plans: Mr. Allison, -0-, Mr. Borgelt, 12,755; Ms. Brown, 4,050; Mr. Cahouet, 487,908; Mr. Condron, 25,530; Mr.
    Connolly, 17,463; Mr. Corry, 11,462; Mr. Elliott, 41,841; Mr. Fetterolf, 16,242; Mr. Hutchinson, 2,025; Mr. Johnstone, -0-, Mr. Lee, 4,916; Mr. McAniff, 3,357; Mr. McGuinn, 55,058; Dr. Mehrabian, 4,656; Mr. Russell, 25,501; Mr. Smith, 134,184; Dr. Thomas, 5,232; all other directors 19,242 shares each; and all directors, nominees and executive officers as a group, 1,067,662 shares. Shares held in accounts under the Corporation's Retirement Savings Plan, a 401(k) plan, as to which the holders have voting power but not investment power, are also included as follows: Mr. Cahouet, 1,927 shares; Mr. Condron, 266 shares; Mr. Elliott, 1,509 shares; Mr. McGuinn, 1,676 shares; Mr. Russell, 155 shares; Mr. Smith, 1,658 shares; and all executive officers as a group, 11,145 shares.

                                              (footnotes continued on next page)

--------------------------------------------------------------------------------

(3) Certain of the directors, nominees and executive officers named above also own shares of the 9% Cumulative Non-Convertible Preferred Stock (the "9% Preferred") of Mellon Preferred Capital Corporation, a real estate investment trust subsidiary of the Corporation. Each of Mrs. Brown, Mr. Gumberg, Mr. Johnstone, Dr. Mehrabian, Mr. Mellon and Mr. Shapira owns one share of the 9% Preferred, each representing less than 1% of such outstanding shares. Mr. Cahouet, Mr. Condron, Mr. Corry, Mr. Elliott, Mr. Fetterolf, Mr. Hutchinson, Mr. Mathieson, Mr. McAniff, Mr. McGuinn, Mr. Russell, Mr. Smith, Mr. von Schack and Mr. Young each owns one share and the spouse of each of them also owns one share of the 9% Preferred. Thus, together with their respective spouses, each of such persons may be considered to beneficially own 1.6% of the outstanding shares of the 9% Preferred. Such persons disclaim beneficial ownership of the shares held by their respective spouses. All the directors, nominees and executive officers as a group own beneficially approximately 30% of the 123 outstanding shares of 9% Preferred.

(4) Of these shares, 240,282 are held in trust for Mr. Cahouet's wife and 29,150 are held in the Cahouet Charitable Trust. Mellon Bank is the sole trustee for Mrs. Cahouet's trust, and Mr. Cahouet has no voting or investment control over such shares. Mr. Cahouet is a co-trustee with others and shares voting and investment control over the shares held by the Cahouet Charitable Trust. Mr. Cahouet disclaims beneficial ownership of all such shares.

(5) Of these shares, 569 are held by Mr. Condron's wife. Mr. Condron disclaims beneficial ownership of such shares.

(6) Mr. Corry also holds 6,200 shares of Series K Preferred Stock of the Corporation. These holdings represent less than 1% of the Corporation's outstanding shares of Series K Preferred Stock.

(7) Of these shares, 600 are held by the Fetterolf Family Foundation, as to which Mr. Fetterolf shares voting and investment power. Mr. Fetterolf disclaims beneficial ownership of such shares.

(8) Mr. Mathieson is a co-trustee with others, including Mellon Bank, and shares voting and investment control for trusts which hold an aggregate of 240,269 shares of Common Stock, not shown in the table. Mr. Mathieson disclaims beneficial ownership of all such shares.

(9) Of these shares, 7,000 are held by Mr. McGuinn's wife. Mr. McGuinn disclaims beneficial ownership of such shares.

(10) Of these shares, 18,000 are held by Mr. Smith's wife. Mr. Smith disclaims beneficial ownership of such shares.

(11) Of these shares, 289 are held by Mr. von Schack's wife. Mr. von Schack disclaims beneficial ownership of such shares.

PRINCIPAL SHAREHOLDERS

The following table sets forth, to the knowledge of the Corporation, the beneficial owners, as of February 14, 1997, of more than 5% of the outstanding shares of the Corporation's Common Stock.

                                                 Common Stock Owned
                                                    Beneficially
                                                ---------------------
                                                Number     Percent of
Name                       Address              of Shares  Class
---------------------------------------------------------------------
Warburg, Pincus            466 Lexington Avenue
 Capital Company, L.P. (1) New York, NY 10017   11,015,266 8.53%

------
(1) The sole general partner of Warburg, Pincus Capital Company, L.P. ("WPCC") is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., L.L.C., a New York limited liability company ("EMW LLC") manages WPCC. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. WP, as the sole general partner of WPCC, has a 20% interest in the profits of WPCC. Pursuant to a Purchase Agreement, dated as of July 25, 1988, between the Corporation and WPCC (the "Purchase Agreement"), under which shares of the Corporation's Series D Stock were originally acquired (which shares were converted into Common Stock, pursuant to their terms), WPCC is entitled to have a representative attend every meeting of the Board of Directors of the Corporation and each committee of the Board of Directors of the Corporation in an observer capacity. Such representative does not vote or receive any retainer or fee for such attendance.

--------------------------------------------------------------------------------

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows the compensation for the past three years of each of the Corporation's six most highly compensated officers, including the chief executive officer (the "named executive officers").

                                                                          Long Term Compensation
                                                                    -----------------------------------
                                    Annual Compensation                      Awards          Payouts
                         ------------------------------------------ ------------------------ ----------
                                                       Other Annual Restricted   Securities  LTIP       All Other
Name and                                               Compensation Stock Awards Underlying  Payouts    Compensation
Principal Position       Year Salary ($) Bonus (1) ($) ($)          ($) (1) (2)  Options (#) ($) (3)    ($) (4)
------------------       ---- ---------- ------------- ------------ ------------ ----------- ---------- ------------
Frank V. Cahouet........ 1996  $926,667   $1,080,000     $16,900      $452,163     247,614   $1,944,377   $272,650
 Chairman, President     1995   860,000      645,000      11,100       268,650     173,446    1,613,127    244,905
 and Chief Executive     1994   826,667      322,500       6,400       136,063     300,402          -0-    284,527
 Officer
W. Keith Smith.......... 1996   500,000      310,000       9,500       129,719      34,000      704,818     32,579
 Vice Chairman           1995   408,333      240,000      15,000        99,500         -0-      493,126     36,149
                         1994   400,000      105,000       8,400        44,706     163,996          -0-     27,450
Christopher M. Condron.. 1996   500,000      375,000       5,200       159,369      25,697      312,516     17,721
 Vice Chairman           1995   313,750      588,000       5,300       134,325      52,350      123,008     19,852
                         1994   275,000       72,225         -0-        31,100      54,950          -0-    818,792(5)
Steven G. Elliott....... 1996   358,333      350,000       2,500       114,894      41,444      554,989     18,108
 Vice Chairman and       1995   285,833      183,750       5,300        77,113      14,707      334,330     11,495
 Chief Financial Officer 1994   270,000      147,000       2,100        62,200      96,177          -0-      9,285
Martin G. McGuinn....... 1996   358,333      350,000       1,500       114,894      34,969      434,016     25,557
 Vice Chairman           1995   285,833      168,000       3,600        69,650      15,176      304,000     20,858
                         1994   270,250      147,000       1,500        62,200      83,313          -0-     27,120
Keith P. Russell........ 1996   358,333      350,000       2,400       114,894      34,000      637,688      6,230
 Vice Chairman           1995   285,833      183,750       6,000        77,113         -0-      330,375      6,746
                         1994   266,250       98,250       2,100        42,763      59,501          -0-      4,124

------
(1) Bonus awards are generally payable 75% in cash and 25% in restricted shares of the Corporation's Common Stock or phantom stock units equivalent to restricted shares. In calculating the number of restricted shares or phantom stock units to be awarded as the non-cash portion of the bonus awards, the value of the non-cash portion of the award was divided by the per share fair market value of the Common Stock on the grant date with the result multiplied by 125% to take into account the financial impact of the restrictions placed on the stock or phantom stock units. The restrictions generally prevent transfer or sale of the stock for a three year period and subject the shares to forfeiture in the event the executive terminates his employment with the Corporation during that three year period. Similarly, phantom stock units would become payable in cash at the end of three years and are subject to forfeiture upon earlier termination of employment. During the restriction period, the executive has full voting rights with respect to restricted shares and receives dividends, or dividend equivalents with respect to phantom stock units, at the same rate as other holders of the Corporation's Common Stock. The aggregate market value of such restricted stock or phantom stock units on the award date is disclosed as Long Term Compensation under "Restricted Stock Awards". No phantom stock units were granted for 1996. Also included under "Bonus" are additional cash bonus amounts paid for 1995 and 1996 in recognition of the assumption of additional responsibility and for outstanding service.

(2) The number and value of the aggregate restricted stock and phantom stock unit holdings of each of the named officers at the end of 1996 were as follows: Mr. Cahouet-8,900/$631,900; Mr. Smith-3,150/$223,650; Mr. Condron-
    3,500/$248,500; Mr. Elliott-3,150/$223,650; Mr. McGuinn-3,000/$213,000; Mr.
    Russell-2,650/$188,150. The preceding restricted stock and phantom stock units were valued using the Common Stock's December 31, 1996 closing price of $71.00 per share on the New York Stock Exchange.

(3) LTIP Payouts, in the form of deferred cash incentive awards were also paid in January of 1997 in connection with the exercise of accelerated stock options, including payments to Messrs. Cahouet, Smith, Condron, Elliott, McGuinn and Russell, of $1,944,377, $783,094, $486,203, $482,219,

                                              (footnotes continued on next page)

--------------------------------------------------------------------------------

  $482,219 and $482,219, respectively. These January, 1997 payments will be recorded as 1997 LTIP Payouts in the Summary Compensation Table included in next year's Proxy Statement.

(4) Includes for 1996 for Messrs. Cahouet, Smith, Condron, Elliott, McGuinn and Russell, respectively, the following compensation amounts: (i) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate at the maximum rate payable under the Corporation's Elective Deferred Compensation Plan for Senior Officers, $149,351, $928, $4,117, $10,114, $19,133, $-0-;
    (ii) matching contributions under the Corporation's Retirement Savings Plan, a 401(k) plan, $3,000, $3,000, $3,000, $3,000, $3,000, $3,000; (iii)
    the present value of the economic benefit to the executive from corporate premiums paid to purchase split dollar life insurance contracts under the Mellon Bank Senior Executive and Optional Life Insurance Plans, $112,918, $25,373, $9,426, $4,136, $2,345, $2,320; and (iv) cash paid to the executive equal to his imputed income under the Mellon Bank Senior Executive Life Insurance Plan, $7,381, $3,278, $1,178, $858, $1,079, $910.

(5) In 1994, Mr. Condron was paid $800,000 to remain with the Corporation pending completion of the Corporation's acquisition of The Boston Company.

OPTION GRANTS IN 1996

Shown below is information on grants of stock options pursuant to the Corporation's Long-Term Profit Incentive Plan (1996) (the "Option Plan") during the year ended December 31, 1996. The Option Plan is administered by the Human Resources Committee of the Board of Directors, which has authority to determine the individuals to whom options are granted and the terms of all grants thereunder. No stock appreciation rights were granted under the Option Plan in 1996. In the event of a change of control of the Corporation, as defined in the Option Plan, all the option grants shown below would become immediately exercisable.

                                       Individual Grants
                         ----------------------------------------------
                         Number of  Percent of
                         Securities Total Options
                         Underlying Granted to    Exercise              Grant Date
                         Options    Employees     Price (per Expiration Present
Name                     Granted    in 1996       share) ($) Date       Value ($) (5)
----                     ---------- ------------- ---------- ---------- -------------
Frank V. Cahouet........   7,975(1)     0.39%       $49.75     1/15/06   $   93,737
                          10,445(2)     0.51%        50.50     3/14/04      113,759
                           9,194(2)     0.45%        62.75     3/14/04      109,984
                         110,000(3)     5.34%        62.75    10/17/06    1,463,400
                         110,000(4)     5.34%        62.75    10/17/06    1,267,220
W. Keith Smith..........  17,000(3)     0.83%        62.75    10/17/06      226,162
                          17,000(4)     0.83%        62.75    10/17/06      195,843
Christopher Condron.....     421(1)     0.02%        49.75     1/15/06        4,948
                           2,512(2)     0.12%        62.75     5/23/03       29,100
                           8,500(3)     0.41%        62.75    10/17/06      113,085
                           8,500(4)     0.41%        62.75    10/17/06       97,925
                           5,764(2)     0.28%        63.00    10/20/04       70,550
Steven G. Elliott.......   1,274(1)     0.06%        49.75     1/15/06       14,974
                          17,000(3)     0.83%        62.75    10/17/06      226,162
                          17,000(4)     0.83%        62.75    10/17/06      195,843
                           6,170(2)     0.30%       62.875    10/20/04       75,376
Martin G. McGuinn.......     969(1)     0.05%        49.75     1/15/06       11,389
                          17,000(3)     0.83%        62.75    10/17/06      226,162
                          17,000(4)     0.83%        62.75    10/17/06      195,843
Keith P. Russell........  17,000(3)     0.83%        62.75    10/17/06      226,162
                          17,000(4)     0.83%        62.75    10/17/06      195,843

------

(1) Option becomes exercisable annually in thirds beginning on 1/16/97.

                                              (footnotes continued on next page)

--------------------------------------------------------------------------------

(2) Reload options granted in 1996 become exercisable three years after their grant date; provided, however, that if the option holder sells any of the shares acquired on exercise of the underlying option before such date, the entire reload option will expire. The reload option grants shown above would become exercisable as follows: Mr. Cahouet-1/18/99, 10/18/99, Mr. Condron-10/18/99, 10/22/99; Mr. Elliott-10/21/99.

(3) Option becomes exercisable annually in thirds beginning on 10/18/97. Reload option rights are attached to each option and reload options will be automatically granted on exercise when the exercise price is paid by delivering or withholding shares of Common Stock; provided the closing price of the Common Stock on the New York Stock Exchange on the date of exercise exceeds the exercise price by at least 25 percent. Reload options have an exercise price equal to the closing price of the Common Stock on their grant date and the same expiration date as the underlying option.

(4) Option becomes exercisable in full on 8/19/06. Exercisability may be accelerated to an earlier date at the discretion of the Human Resources Committee based on the Committee's review of the option holder's individual performance. In determining the number of options, if any, to be accelerated in any year, the executive officer's performance is reviewed by the Human Resources Committee. In past years, such performance has been evaluated on the basis of several factors, including the trends indicated by financial performance and the progress made toward the achievement of the longer term goals for the lines of business for which such executive is responsible. A deferred cash incentive award was granted with each option in the amount of the option exercise price. In the event the exercisability of the option is accelerated (except in the event of a change of control), the deferred cash incentive award becomes operative and must be used by the officer to pay the option's exercise price upon exercise; provided however, that such award will only be payable if the Corporation achieves certain pre-established performance goals. The deferred cash incentive award is disclosed in the Long-Term Incentive Plans Table below.

(5) Based on the Black-Scholes model adapted for use in valuing executive stock options. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. In determining the Black-Scholes value, the following underlying assumptions were used: (i) stock price volatility represents the standard deviation of the Common Stock over the three year period prior to grant of the option (i.e., from 21.34% to 21.91%); (ii) dividend yield represents the cumulative dividends per share for the 12-month period prior to grant of the option, divided by the average monthly price of the Common Stock over the same period (i.e., from 3.84% to 4.24%); (iii) the risk-free rate of return represents the average weekly yield on 10-year Treasury Bills over the 52 week period prior to grant of the option as derived from the Value-Line Investment Survey--Selection & Opinion (i.e., from 6.28% to 6.47%);
    (iv) option term represents the period from the date of grant of each option to the expiration of the term of the option; (v) vesting restrictions are reflected by reducing the value of the option determined by the Black-Scholes model by 4% for each full year of vesting restrictions (i.e., by 12% for each of the options being valued), assuming that the option described in footnote (4) accelerates at a rate of 75% after 3.5 years and that the remaining 25% does not accelerate; (vi) reload options are valued assuming that the option holder does not sell any of the shares acquired on exercise of the underlying option before the vesting date of the reload option.

--------------------------------------------------------------------------------

AGGREGATED OPTION/SAR EXERCISES IN 1996 AND YEAR-END OPTION VALUES

The following table shows information with respect to the exercise of stock options and stock appreciation rights ("SARs") during 1996 by each of the named executive officers and the value of unexercised options on December 31, 1996. No SARs are currently outstanding under the Option Plan.

                                                Number of Securities      Value of Unexercised
                                                Underlying Unexercised    In-the-Money Options
                         Shares      Value      Options at Year-End       at Year-End ($)(2)
                         Acquired on Realized   ------------------------- -------------------------
Name                     Exercise    ($)(1)     Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ---------- ----------- ------------- ----------- -------------
Frank V. Cahouet........   88,750    $1,766,248   450,274      541,194    $15,094,665  $11,718,752
W. Keith Smith..........   21,601       396,833    80,502      198,636      3,012,691    6,007,295
Christopher M. Condron..   31,040       624,303     8,630       92,967        183,757    1,800,700
Steven G. Elliott.......   27,848       619,785    28,619      128,182        987,122    3,138,858
Martin G. McGuinn.......   16,163       279,797    18,075      134,009        610,031    3,507,671
Keith P. Russell........   20,250       415,312    14,876       70,125        502,065    1,562,281

------
(1) The "Value Realized" is equal to the difference between the option exercise price and the fair market value of the Common Stock on the New York Stock Exchange on the date of exercise.

(2) The "Value of Unexercised In-the-Money Options at Year-End" is equal to the difference between the option exercise price and the Common Stock's December 31, 1996 closing price of $71.00 per share on the New York Stock Exchange.

LONG-TERM INCENTIVE PLANS-AWARDS IN 1996

The following table shows the deferred cash incentive awards granted to the named executive officers during the year ended December 31, 1996 under the Option Plan. Deferred cash incentive awards are granted only in connection with the grant of certain stock options and become payable only upon the Human Resources Committee's acceleration of the exercisability of the related stock option prior to a date 60 days before its expiration. (See footnote (4) on page 18.) The deferred cash, when paid to the executive, must be used by the executive to pay the exercise price of the related option. Upon acceleration of the option and actual payment of the deferred cash to the executive, such payment is reported in the Summary Compensation Table under LTIP Payouts.

                                                                      Estimated
                                                         Maximum      Future
                                           Number of     Performance  Payouts
                                           Shares, Units Period Until ----------
                                           or Other      Maturation   Maximum
Name                                       Rights        or Payout    Payout(1)
----                                       ------------- ------------ ----------
Frank V. Cahouet..........................    110,000      8/19/06    $6,902,500
W. Keith Smith............................     17,000      8/19/06     1,066,750
Christopher M. Condron....................      8,500      8/19/06       533,375
Steven G. Elliott.........................     17,000      8/19/06     1,066,750
Martin G. McGuinn.........................     17,000      8/19/06     1,066,750
Keith P. Russell..........................     17,000      8/19/06     1,066,750

------
(1) The amount shown represents the aggregate exercise price of the related options granted to each named executive officer. The Human Resources Committee can choose in its discretion to accelerate all, part or none of the stock options related to such award. If such option is not accelerated, no payout of the award is made. Deferred cash incentive awards become payable only if the Corporation achieves performance goals which are established for a calendar year or longer period by the Human Resources Committee. Performance goals are based on maintenance of or changes in one or more of the following objective business criteria (earnings or earnings per share, return on equity, assets or investment, revenues, expenses, stock price, market share, charge-offs or non-performing assets) as established by the Committee. The Committee retains the discretion to reduce (but not to increase) the portion of any deferred cash incentive award which would otherwise be payable for any calendar year based on achieving such performance goals.

--------------------------------------------------------------------------------
PENSION PLAN TABLE

The following table sets forth the estimated annual benefits payable on a single-life annuity basis on retirement at age 65 pursuant to the retirement plans of the Corporation and Mellon Bank to participating employees, including officers, in specified compensation and years-of-service classifications. The credited years of service for Messrs. Cahouet, Smith, Condron, Elliott, McGuinn and Russell are, 10, 10, 19, 10, 16 and 5, respectively. Benefits are determined based upon average base salary for the five years of highest compensation during the 10 years preceding retirement.

                Estimated Annual Pension for Representative Years of Credited  Service
Average Annual  -----------------------------------------------------------------------
Base Salary     10          15          20          25          30          35
---------------------------------------------------------------------------------------
 $  200,000        $ 28,500    $ 43,000    $ 57,000    $ 71,500    $ 85,500    $100,000
    300,000          43,500      65,500      87,000     109,000     130,500     152,500
    400,000          58,500      88,000     117,000     146,500     175,500     205,000
    500,000          73,500     110,500     147,000     184,000     220,500     257,500
    600,000          88,500     133,000     177,000     221,500     265,500     310,000
    700,000         103,500     155,500     207,000     259,000     310,500     362,500
    800,000         118,500     178,000     237,000     296,500     355,500     415,000
    900,000         133,500     200,500     267,000     334,000     400,500     467,500
  1,000,000         148,500     223,000     297,000     371,500     445,500     520,000
  1,100,000         163,500     245,500     327,000     409,000     490,500     572,500

Payment of the amounts shown in the table is subject to annual limitations imposed by the Internal Revenue Code on tax-qualified plans. To the extent the benefits set forth above exceed these limitations, benefits will be paid pursuant to nonqualified supplemental plans maintained by the Corporation and Mellon Bank.

SUPPLEMENTAL RETIREMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

In order to attract and motivate senior executives and to encourage such executives to remain with the Corporation and its affiliates, the Corporation has provided certain of the named executive officers with retirement and/or death benefits, as described below, supplementing those available under the retirement plans described above.

Mr. Cahouet

Under the terms of his employment agreement with Mellon Bank (discussed below), Mr. Cahouet will be entitled to receive an unfunded supplemental retirement benefit. The supplemental benefit is calculated on an unreduced 50% joint and survivor basis and would be a monthly amount equal to Mr. Cahouet's Final Average Compensation (as defined below) multiplied by a Compensation Percentage (defined below) and reduced by the total monthly amount of benefits provided to him under all retirement plans maintained by the Corporation and Mellon Bank. "Final Average Compensation" means the average monthly amount of Mr. Cahouet's base salary and any bonus award for the 36 consecutive months within the term of his employment agreements that produce the highest average amount. "Compensation Percentage" means 50% plus 2.5% for each full year of employment which Mr. Cahouet has completed under his current employment agreement (discussed below). If Mr. Cahouet's termination of employment with the Corporation were due to his death prior to the commencement of the payment of the supplemental benefits under his employment agreement, his spouse would be entitled to a pre-retirement death benefit, payable in the form of a lifetime annuity, equal to the benefit that would have been payable had he retired immediately prior to death assuming election of an unreduced 50% joint and survivor annuity. If Mr. Cahouet retires after age 65, he will be entitled for the period after he attains age 65 until his actual retirement date to receive both (A) an actuarial increase in the gross supplemental retirement benefit which would have been payable to him if he had retired when he attained age 65 and (B) an additional incremental gross supplemental retirement benefit, without actuarial increase, based on his additional service and increase, if any, in his Final Average Compensation subsequent to attaining age 65. For purposes of determining the benefit described in clause (A), Final Average Compensation may be determined based on Base Salary for the 36 consecutive months from June 1, 1994 to May 31, 1997 and bonus awards paid to Mr. Cahouet for work performed in the 36-month period from January 1, 1995 to December 31, 1997, if such base salary and bonus awards result in a higher Final Average

--------------------------------------------------------------------------------
Compensation. Based on his 1996 compensation, and assuming (i) retirement at age 65 or (ii) at the end of the term of his employment agreement, supplemental retirement benefits payable to Mr. Cahouet under the agreement are estimated at approximately $1,213,000 or $1,684,000 respectively, per year.

Mr. Smith

Under the terms of his employment agreement with Mellon Bank (discussed below), Mr. Smith is entitled to receive an unfunded supplemental retirement benefit equal to the difference between the amounts to which he is entitled under the retirement plans included in the above Pension Table (the "Corporation Retirement Benefits") and the amount of Corporation Retirement Benefits he would receive if he were credited with 8 years of additional service to the Corporation and his final average compensation under the retirement plans were to include base salary and any bonuses awarded to him by the Corporation in the relevant years. Mr. Smith's employment agreement also provides that he may earn additional credit for up to five years of service based on, and in addition to, his actual service with the Corporation and its subsidiaries after August 1, 1994 through his retirement date. Currently, Mr. Smith is deemed to have 20 years of service for purposes of calculating his benefits under the retirement plans and his supplemental retirement agreement.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Mr. Cahouet

In connection with Mr. Cahouet's appointment in June 1987 as the Chairman and Chief Executive Officer and a director of the Corporation and Mellon Bank, Mr. Cahouet entered into an employment agreement with Mellon Bank which had a term lasting until July 25, 1993. In July of 1993, Mr. Cahouet entered into a new employment agreement with Mellon Bank with a termination date of May 31, 1997, and in 1995 this termination date was extended to December 31, 1998. The current employment agreement provides, among other things, for an annual base salary of $760,000, subject to periodic increases which must take into consideration the salaries of the chief executive officers of the 10 largest bank holding companies in the United States, life insurance in the amount of twice his annual salary, perquisites appropriate to his position, including club memberships, physical examinations and personal financial planning services, and the supplemental retirement benefits described above. The employment agreement was amended in 1995 to provide Mr. Cahouet with certain additional supplemental retirement benefits, described above, which become payable if he retires after age 65. The bank holding companies against whose chief executive officers Mr. Cahouet's salary is measured are included in both the Standard & Poor's 500 Stock Index and the KBW 50 Index used to prepare the Corporation's Performance Graph shown on page 23. The agreement also provides that, if Mr. Cahouet's employment is terminated other than for cause, he will receive full salary and benefits until the expiration of its term and a pro-rated portion of any bonuses for the year of termination. If Mr. Cahouet's employment is terminated for cause or Mr. Cahouet terminates his employment for reasons other than a constructive discharge, permanent disability or retirement, he will receive any benefits that may have vested prior to such termination under the supplemental retirement provisions of his employment agreement or under the terms of the Corporation's generally applicable employee benefit plans.

Mr. Smith

In connection with Mr. Smith's appointment in July 1987 as Vice Chairman and Chief Financial Officer and a director of the Corporation and Mellon Bank, Mr. Smith entered into an employment agreement with Mellon Bank which had a term lasting until July 25, 1993. In July of 1993, Mr. Smith entered into a new employment agreement with Mellon Bank with a termination date of July 31, 1996. It provided, among other things, for an annual base salary of $400,000, subject to periodic increases, perquisites appropriate to Mr. Smith's position, including club memberships, physical examinations and personal financial planning services, and the supplemental retirement benefits described above.

OTHER COMPENSATION

Displacement Policy

Under the Corporation's Employee Displacement Program, employees of the Corporation may receive certain benefits if their employment with the Corporation is terminated due to technological

--------------------------------------------------------------------------------
changes or other business reasons not related to individual performance. Such benefits may include temporary assignments, placement assistance, benefits continuation and/or severance payments based upon years of service. The program is subject to revision or termination at the Corporation's discretion at any time.

Change in Control Arrangements

In addition to the benefits available to employees under the Employee Displacement Program, all employees are entitled to 12 months of base salary and benefit continuation if they are terminated, other than for good cause, within three years after a change in control of the Corporation. In addition, if a change in control of the Corporation occurs, employees will have a nonforfeitable right to their accrued benefits under Mellon Bank's tax-qualified retirement plan and will be entitled to certain increased retirement benefits if the retirement plan's assets exceed its liabilities at the time the change in control occurs. These rights to salary and benefit continuation and increased retirement benefits may not be amended after the occurrence of such a change in control.

Change in Control Severance Agreements--Senior Officers

The Corporation has entered into change in control severance agreements (the "Agreements") with the Chairman, each of the other named executive officers and certain other senior officers of the Corporation. The purpose of the Agreements is to secure the continued service and dedication of the executives in the event of an actual or threatened Change in Control (as defined in the Agreements). Each Agreement becomes operative only upon both a Change in Control and the subsequent termination of employment of the executive in accordance with the terms of the Agreement. Payments under the Agreements are in full settlement of all other severance payments which may otherwise be payable to the executive under any other severance plan or agreement of the Corporation, including the programs mentioned above. The following discussion summarizes the key provisions of the Agreements covering the Chairman and each other named executive officer. If the employment of any of the named executive officers is terminated during the three-year period following a Change in Control of the Corporation, either by the Corporation other than for Cause (as defined in the Agreements) or by the executive for Good Reason (as defined in the Agreements, including the termination of employment by the executive for any reason during the 30-day period commencing one year after the date of such Change in Control), the executive will be entitled to receive: (a) a lump sum cash amount equal to such executive's unpaid salary and bonus amounts which have become payable and have not been deferred, plus a pro-rata portion of such executive's annual bonus for the fiscal year of termination of employment; (b) severance pay in a lump sum cash amount equal to three times the sum of (i) the executive's highest annual rate of base salary during the 12-month period immediately prior to his termination of employment and (ii) the executive's highest annual incentive bonus earned during the last three completed fiscal years of the Corporation; (c) continuation of medical, dental, accident, disability and life insurance benefits for the executive and his dependents for a period of three years following the executive's date of termination of employment; and (d) three additional years of service credit under all non-qualified retirement plans and excess benefit plans in which the executive participated as of his date of termination. If the executive's date of termination is within three years of the earliest date on which such termination could be considered a Retirement (as defined in the Agreements), the benefits described in (b), (c) and (d) in the preceding sentence will be reduced accordingly. Payments to the Chairman will also be reduced by the amount of severance payments made pursuant to his employment agreement with Mellon Bank (discussed above). In the event that payments related to a Change in Control of the Corporation to any executive under the Agreements or otherwise are subject to the excise tax under Section 4999 of the Internal Revenue Code, the Corporation will generally provide the executive with an additional amount sufficient to enable the executive to retain the full amount of his Change in Control benefits as if the excise tax had not applied, unless a reduction in such Change in Control related payments by less than 5% would result in the excise tax not being imposed on such executive, in which case payments under the Agreement shall be reduced (but not below zero) to the amount that could be paid to such executive without giving rise to such excise tax.

--------------------------------------------------------------------------------
PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on the Corporation's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the KBW 50 Index. The KBW 50 Index, available from Keefe, Bruyette & Woods, Inc., is a market-capitalization-weighted bank-stock index made up of 50 of the nation's most important banking companies including all money-center and most major regional banks. The Corporation is included in the KBW 50 Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
         Among S&P 500 Index, KBW 50 Index and Mellon Bank Corporation.



                           [LINE GRAPH APPEARS HERE]


                                                           December 31,
                                                   -----------------------------
                                                   1991 1992 1993 1994 1995 1996
                                                   ---- ---- ---- ---- ---- ----
Mellon Bank Corporation........................... 100  157  162  146  269  371
S&P 500 Index..................................... 100  108  118  120  165  203
KBW 50 Index...................................... 100  128  135  128  206  290

* Assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1991 and that all dividends were reinvested.

--------------------------------------------------------------------------------

COMPENSATION COMMITTEE REPORT

INTRODUCTION

The Corporation's Human Resources Committee (the "Committee") is composed entirely of independent outside directors. The Committee has among its duties the responsibility for establishing and reviewing the compensation and benefits of the senior managers of the Corporation and its subsidiaries, including the compensation of the Chairman and the other named executive officers. The Committee actively advises and assists management in formulating and implementing policies designed to assure the selection, development and retention of key personnel.

Under the guidance of the Committee, the Corporation's compensation policies are designed to accomplish the larger goal of managing the Corporation towards increased profitability and shareholder value. Accordingly, two principles underlying the Corporation's compensation policy for all senior managers, including the Chairman and the other named executive officers, are (i) aligning the financial interests of senior managers with those of the Corporation's shareholders and (ii) paying for corporate and individual performance. These principles are reflected in the structure of the Corporation's compensation program for senior managers which consists of three basic components: base salary, annual awards under the Profit Bonus Plan (the "Bonus Plan") and awards under the Long-Term Profit Incentive Plan (1996) (the "Option Plan"). Through this structure, the Committee places emphasis on the "at risk" elements of compensation for senior managers. Base salaries are generally set somewhat below the market and the incentive components of the Bonus Plan and the Option Plan are relied on to achieve a competitive compensation package. There was no change in 1996 in the Corporation's overall compensation policy for senior managers. In 1996, additional stock options were awarded to senior managers on the basis of a review of comparative compensation data. No phantom stock units were awarded in connection with the Bonus Plan awards for 1996.

Awards under the Corporation's incentive plans are tied to corporate, business unit and individual performance. The accomplishment of the goals and objectives of the Corporation's operating and strategic plans are the basis for making awards under the Bonus Plan and the Option Plan and, except where performance goals have been set under the Option Plan, there is no formal weighting of various factors. Together, the plans provide the Committee with the flexibility to grant awards in a manner that is believed by the Committee to encourage managers to continually focus on building high quality profitability and long-term shareholder value. Under the Option Plan, deferred cash incentive awards may only be paid if certain preestablished performance goals set by the Committee have been achieved. Performance goals are based on maintenance of or changes in one or more of the following objective business criteria: earnings or earnings per share; return on equity, assets or investment; revenues; expenses; stock price; market share; charge-offs; or non-performing assets. The Committee may apply its discretion, where the goals have been met, only to decrease the preestablished amount of the award. These requirements have been imposed so that the amounts paid to executive officers under such awards will qualify for the "performance based compensation" exception to the cap on deductibilty of executive compensation set forth in the regulations adopted under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

BASE SALARY

In 1996, base salaries were increased for a number of the Corporation's senior managers, including the Chairman. In considering recommendations for increases in the base salaries of these senior managers the Committee reviewed the performance of each officer against various objectives, including performance against the business plans to date for 1996 for those lines of business for which he was responsible. The Corporation's business plans and the elements thereof applicable to its various lines of business include financial performance targets such as: income, expenses, asset quality, operating margin, return on assets and return on capital, as well as strategic development imperatives. In addition to such evaluations, the Committee compared the recommended increases to compensation data based on an independent survey of comparable executive officers of 16 other financial institutions similar to the Corporation in terms of size, and/or the mix of its lines of business. These comparative financial institutions are included within the KBW 50 Index used for the Performance Graph on page 23.

The Chairman's base salary is established pursuant to his employment contract. (See "Employment Agreements with Named Executive Officers" on page 21). The contract requires that the Committee must consider the salaries of the chief executive officers of the ten largest bank holding companies

--------------------------------------------------------------------------------
in the United States when setting the Chairman's salary. These institutions are included within the KBW 50 Index. Accordingly, the Committee considered the Corporation's performance against its business plan for 1995 and 1996 to date, the Corporation's achievement of strategic goals and the Corporation's total returns to its shareholders in terms of share price appreciation and dividends. The Committee then reviewed 1995 base salary and total compensation data for the relevant chief executive officer peer group. Based upon the results of such evaluation and review, the Chairman's base salary was set at $960,000, slightly below the seventy-fifth percentile of the base salaries of the relevant peer group of chief executive officers.

OPTION PLAN AWARDS

In 1996, the Committee reviewed the long-term incentive component of total compensation for the Corporation's senior managers, including the Chairman and the other named executive officers, and awarded additional options. In conducting its review the Committee considered the comparative compensation data mentioned above. Based on the comparative compensation data reviewed by the Committee, the value of the "at risk" component of compensation represented by options, coupled with the Corporation's somewhat below market annual cash compensation (measured in terms of base salary and cash bonus), will achieve the needed competitive positioning of the Corporation's senior manager compensation package while creating a significant incentive for the managers and aligning their financial interests with those of the Corporation's shareholders. The number of options previously granted to each officer was considered in determining the number of shares covered by each award.

The Committee reviews the performance of senior managers annually and within its discretion considers whether the exercise date for certain previously granted options should be accelerated. As provided for in the Option Plan, the exercise of these accelerated options is intended to include the payout of a deferred cash incentive award to the optionee in an amount equal to the exercise price for such options. The optionee must use the cash award to pay the option exercise price of such accelerated options. Such acceleration, and payment of the attendant deferred cash incentive awards, are a significant element of the incentive component of total compensation for the Corporation's senior managers. As discussed above, the payment of deferred cash incentive awards is tied to the achievement of preestablished corporate level performance goals. Accordingly, in February of 1995, the Committee adopted performance goals applicable to the calendar year 1995 which must have been achieved in order for a set percentage of the outstanding deferred cash incentive award to be earned. The performance goals required the achievement of certain levels of core net income available to Common Stock, earnings per share of Common Stock or core return on common equity. The required levels were achieved for 1995 and, accordingly, in January of 1996 the Committee certified the achievement of the performance goals and the payment of the deferred cash incentive awards in the amount of one-fourth of any such outstanding award granted to the Chairman and the other named executive officers. These awards are disclosed in the LTIP Payouts column on the "Summary Compensation Table" on page 16. Similarly, in February of 1996, the Committee adopted performance goals applicable to the calendar year 1996 which required the achievement of certain levels of core net income available to Common Stock, earnings per share of Common Stock or core return on common equity. In January of 1997, the Committee certified the performance goals for 1996 to have been achieved, and the deferred cash incentive awards were paid in amounts of up to one-fourth of the outstanding awards granted to the Chairman and the other named executive officers.

BONUS PLAN AWARDS

The Committee considered and approved bonus awards for 1996 for the Corporation's senior managers, including the Chairman and the other named executive officers, which were generally payable 75% with cash and 25% with restricted shares of the Corporation's Common Stock. In connection with making awards under the Corporation's Bonus Plan for 1996, the Committee again examined the performance of its senior managers. This review focused on the individual performance of each officer for full year 1996 and on the Corporation's overall performance in achieving the objectives of its 1996 operating plan and taking significant steps in the execution of its strategic plan. Each officer was evaluated based in significant measure upon the performance against the 1996 business plan for the lines of business for which he was responsible including the achievement of financial targets such as income, expenses, asset growth, operating margin and return on capital. In determining the Chairman's Bonus Plan award for 1996, the Committee evaluated the Chairman

--------------------------------------------------------------------------------
within the context of the year experienced by the Corporation in terms of achieving the objectives of its 1996 operating plan, as well as the Chairman's leadership in the planning and implementation of the strategic and operating initiatives to position the Corporation to increase further the long-term value of the Corporation's franchise. The results of each officer's evaluation was then applied to a matrix correlating the numerical rating from his performance evaluation and his office or position to yield a Bonus Plan award ranging from zero percent to 90% of base salary for the Vice Chairmen and 150% of base salary for the Chairman. Bonuses in excess of the maximum Bonus Plan award were granted to certain named officers in recognition of the assumption of additional duties and outstanding contribution to the profitability of the Corporation in 1996. In recognition of the Chairman's leadership during 1996, a year that saw the Corporation report record earnings, the Chairman received the maximum Bonus Plan award of 150% of his base salary.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

As part of the Omnibus Budget Reconciliation Act of 1993 (the "Act"), Section 162(m) limiting the deductibility of executive compensation for officers of public companies was added to the Code. In December 1995, the Internal Revenue Service issued final regulations defining the "performance-based compensation" exception to Section 162(m)'s general disallowance of the ordinary business expense deduction for compensation in excess of $1 million paid to a company's chief executive officer and each of the next four most highly compensated executive officers. As mentioned above, the Option Plan has been designed to allow the Committee, in its discretion, to grant incentive compensation awards that comply with the final regulations.

The Corporation and the Committee will continue to examine the issue of deductibility of executive compensation within the context of the overall operation of the Corporation's compensation plans and will consider what additional actions should be taken, if any, to operate the compensation plans in a tax effective manner. The Committee will examine particularly carefully any compensation proposal or program if there is a reasonable likelihood that the Corporation would lose a deduction as a consequence of its adoption.

The foregoing report is presented by the Human Resources Committee of the Board of Directors.

     Andrew W. Mathieson, Chairman            Joab L. Thomas
     J. W. Connolly, Vice Chairman            Wesley W. von Schack
     Charles A. Corry                         William J. Young

PROPOSAL TO AMEND THE CORPORATION'S RESTATED ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK (PROXY ITEM 2)

PROPOSED AMENDMENT

The Board of Directors proposes that the shareholders consider and adopt an amendment to Article Fifth of the Corporation's Restated Articles of Incorporation (the "Restated Articles") to (i) increase the total authorized number of shares from 250 million to 450 million and (ii) increase the authorized number of shares of Common Stock from 200 million to 400 million. For the wording of the proposed amendment, see Annex A attached hereto.

REASONS FOR AMENDMENT

Pursuant to Article Fifth of the Restated Articles, the Board of Directors is authorized to issue Common Stock and Preferred Stock from time to time. As of February 14, 1997, approximately 145.3 million shares of Common Stock were issued and outstanding or reserved or designated for specific issuance. This leaves approximately 54.7 million shares of Common Stock available for future issuance. Approval of the proposed increase would give the Corporation approximately 254.7 million shares of Common Stock available for future issuance.

The Corporation also has 50 million shares of authorized preferred stock, par value $1.00 per share (the "Preferred Stock"), of which 12,000,000 shares were outstanding on February 14, 1997. That number decreased to 8,000,000 on February 18, 1997 as the Corporation's Series J Preferred Stock was redeemed effective that date. No increase in the authorized number of shares of Preferred Stock is requested.

--------------------------------------------------------------------------------
The proposed additional shares of Common Stock could be issued for any proper corporate purpose, including the acquisition of other businesses, the raising of additional capital for use in the Corporation's business, stock splits, the payment of stock dividends or other distributions in shares of stock, or in connection with employee stock incentive programs. While no definitive decision has yet been made, in light of the recent substantial increase in the market price of the Common Stock, management is considering recommending to the Board of Directors using a portion of the additional shares to effect a two for one stock split in the second quarter of 1997. While the Corporation currently has no other plans, arrangements, understandings or commitments with respect to the issuance of the additional shares of Common Stock, it is considered advisable to have the authorization to issue such shares in order to enable the Corporation, as the need may arise, to move promptly to take advantage of market conditions and the availability of other favorable opportunities without the delay and expense involved in calling a special shareholders meeting for such purpose.

The authorization of additional shares of Common Stock will not, by itself, have any effect on the rights of holders of existing Preferred Stock and Common Stock. Depending on the circumstances, any issuance of additional shares of Common Stock may dilute the present equity ownership of current shareholders. Holders of Preferred Stock and Common Stock have no preemptive rights to participate in any such issuance.

If the proposed amendment to the Restated Articles is approved, the Board of Directors will have the authority to issue the additional authorized shares or any part thereof to such persons and for such consideration as it may determine without further action by the shareholders except as required by law, the Restated Articles or the rules of any stock exchange on which the Corporation's securities may then be listed. The New York Stock Exchange, on which the issued shares of Common Stock and Preferred Stock are listed, currently requires specific shareholder approval as a prerequisite to listing shares in certain limited circumstances.

Although the proposed amendment is not intended to be an anti-takeover measure, shareholders should note that, under certain circumstances, the additional shares of Common Stock could be used to make any attempt to gain control of the Corporation or the Board of Directors more difficult or time-consuming. Any of the additional shares of Common Stock could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid. It is possible that such shares could be sold with or without an option, on the part of the Corporation, to repurchase such shares, or on the part of the purchaser, to put such shares to the Corporation.

The amendment to increase the authorized Common Stock might be considered to have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of the Corporation's stock, to acquire control of the Corporation, since the issuance of the additional shares of Common Stock could be used to dilute the stock ownership of a person or entity seeking to obtain control and to increase the cost to a person or entity seeking to acquire a majority of the voting power of the Corporation. If so used, the effect of the additional authorized shares of Common Stock might be (i) to deprive shareholders of an opportunity to sell their stock at a temporarily higher price as a result of a tender offer or the purchase of shares by a person seeking to obtain control of the Corporation or (ii) to assist incumbent management in retaining its present position.

ACTION BY SHAREHOLDERS

The Board of Directors believes that adoption of the proposed Amendment to Article Fifth of the Corporation's Restated Articles is in the best interests of the Corporation and its shareholders. Approval of this proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock. The Pennsylvania Business Corporation Law provides that an abstention is not a vote cast. Therefore, in a case like this where a favorable vote of the holders of a majority of the votes cast at the annual meeting is required, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum.

WITH RESPECT TO PROXY ITEM 2, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO ARTICLE FIFTH OF THE CORPORATION'S RESTATED ARTICLES TO (I) INCREASE THE TOTAL AUTHORIZED NUMBER OF SHARES FROM 250 MILLION TO 450 MILLION AND (II) INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 200 MILLION TO 400 MILLION.

--------------------------------------------------------------------------------

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS (PROXY ITEM 3)

The Board of Directors, at its February 18, 1997 meeting, appointed KPMG Peat Marwick LLP as independent public accountants of the Corporation for the year ending December 31, 1997. KPMG Peat Marwick LLP served as the Corporation's independent public accountants for the year ended December 31, 1996. Although the appointment of independent public accountants is not required to be approved by shareholders, the Board of Directors believes shareholders should participate in such selection through ratification. If the shareholders fail to ratify KPMG Peat Marwick LLP as the independent public accountants, the Board of Directors will reconsider its selection. Representatives of KPMG Peat Marwick LLP will be present at the annual meeting with an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

ACTION BY SHAREHOLDERS

Adoption of the proposal requires the approval of a majority of the votes cast at the annual meeting by all holders of Common Stock. The Pennsylvania Business Corporation Law provides that an abstention is not a vote cast. Therefore, in a case like this where the favorable vote of the holders of a majority of the votes cast at the annual meeting is required, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum.

WITH RESPECT TO THE RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS (PROXY ITEM
3), THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE CORPORATION FOR THE YEAR ENDING DECEMBER 31, 1997.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's executive officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by the Corporation, or written representations from certain reporting persons that no Form 5's were required for those persons, the Corporation believes that, for 1996, all such filing requirements were complied with.

ADDITIONAL INFORMATION; SHAREHOLDER PROPOSALS

The Board of Directors does not know of any other business that may be presented for consideration at the annual meeting, other than two shareholder proposals that have been omitted from this Proxy Statement in accordance with the rules of the Securities and Exchange Commission. If such shareholder proposals or any other business should properly come before the meeting, it is the intention of those named in the Proxies solicited hereby to vote the shares represented by such Proxies in accordance with their judgment on such matters. Proposals of shareholders intended to be presented at the Corporation's annual meeting to be held in 1998 must be received by the Corporation no later than November 4, 1997 to be considered for inclusion in the Proxy Statement and form of Proxy relating to the 1998 annual meeting.

The cost of solicitation of proxies for the 1997 annual meeting will be borne by the Corporation. In addition to solicitation by mail, regular employees of the Corporation may solicit proxies by telephone, telegraph or personal interview. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Common Stock held of record by such persons and will be reimbursed by the Corporation for their expenses. In addition, the Corporation has retained D. F. King & Co., Inc., 77 Water Street, New York, New York 10005 to aid in the solicitation of proxies from brokers, banks, other nominees and institutional holders at an estimated fee of $7,000 plus expenses.

By Order of the Board of Directors

Carl Krasik
Secretary

March 4, 1997

--------------------------------------------------------------------------------
                                    ANNEX A

RESOLVED, That the first paragraph of Article Fifth of Mellon Bank Corporation's Restated Articles of Incorporation shall be amended as follows:

Fifth: The aggregate number of shares which the Corporation shall have authority to issue is 450,000,000 [250,000,000] of which 50,000,000 shares shall be Preferred Stock, par value $1.00 per share, issuable in one or more series, and 400,000,000 [200,000,000] shares shall be Common Stock, par value $0.50 per share.

 (Language to be inserted is underlined and language to be deleted is enclosed in brackets.)

--------------------------------------------------------------------------------










-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
 -- -- -- --
RESERVATION FORM FOR MELLON BANK CORPORATION ANNUAL MEETING OF SHAREHOLDERS

Admission cards will be forwarded to shareholders whose reservation forms are received by April 1, 1997. All other admission cards will be provided at the check-in desk at the meeting.

I expect to attend the Annual Meeting at 10:00 A.M., on April 15, 1997, in Pittsburgh, PA.

                            Name  ............................
                                        (Please Print)

                            Address
                                  ............................
                                        (Please Print)

                            ..................................

 (PLEASE COMPLETE AND RETURN IN THE ENCLOSED ENVELOPE IF YOU PLAN TO ATTEND THE
                                ANNUAL MEETING)

[LOGO OF MELLON BANK CORPORATION]

This Proxy is solicited on behalf of the Board of Directors of the Corporation.

The undersigned hereby appoints Carl Krasik, William E. Marquis and Ann M. Sawchuck, or any of them, each with full power of substitution as attorneys and proxies of the undersigned to vote all Mellon Bank Corporation Common
Stock of the undersigned at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 15, 1997, at 10:00 A.M., on the 10th floor of the Union Trust Building, 501 Grant Street, Pittsburgh, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of all nominees for director, FOR Proxy Item 2 and FOR Proxy Item 3 and will vote in their discretion on such other matters that may properly come before the meeting.

This Proxy is solicited on behalf of the Board of Directors of the Corporation, and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director, FOR Proxy Item 2 and FOR Proxy Item 3.



            (Continued and to be signed and dated, on reverse side)



                             FOLD AND DETACH HERE

Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR the election of directors, FOR Proxy Item 2 and FOR Proxy
Item 3 and will vote in their discretion on such other matters that may properly come before the meeting.

Please mark
your votes as    [X]
indicated in
this example.


           Proxy Item 1--
     The election of directors

      FOR                 WITHHOLD
  all nominees            AUTHORITY
 listed herein         to vote for all
(except as withheld       nominees
in space provided)      listed herein

   [     ]                [     ]


Proxy Item 2--Proposal to amend the Corporation's Restated Articles of Incorporation to increase the authorized number of shares of Common Stock.

    FOR           AGAINST          ABSTAIN

  [     ]         [     ]          [     ]


Proxy Item 3--Ratification of appointment of KPMG
Peat Marwick LLP as independent public accountants.

    FOR           AGAINST          ABSTAIN

  [     ]         [     ]          [     ]


Nominees: Burton C. Borgelt, Carol R. Brown, Frank V. Cahouet, C. Frederick Fetterolf, George W. Johnstone, Andrew W. Mathieson and Seward Prosser Mellon.

(Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

___________________________________________________________________________
Note: A vote FOR the election of directors includes discretionary authority to vote for a substitute if any nominee is unable to serve or for good cause will not serve.


Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., full title as such should be shown. For joint accounts, each joint owner should sign. If more than one trustee is listed, all trustees should sign, unless one trustee has power to sign for all.


___________________________________________________________________________
                                                 (Signature of Shareholder)

___________________________________________________________________________
                                                 (Signature of Shareholder)

Dated:_______________________________________________________________, 1997



                             FOLD AND DETACH HERE